As filed with the Securities and Exchange Commission on August 27, 2015

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VBI VACCINES INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2836	93-0589534
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

222 Third Street, Suite 2241

Cambridge, MA 02142

(617) 830-3031

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeff R. Baxter

Chief Executive Officer

VBI Vaccines Inc.

222 Third Street, Suite 2241

Cambridge, MA 02142

(617) 830-3031

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Kevin Friedmann, Esq.
Mitchell, Silberberg & Knupp LLP
11377 W. Olympic Blvd.

Los Angeles, CA 90064
(310) 312-3106

(917) 591-6898 — Facsimile

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per unit(2)		Proposed maximum aggregate offering price		Amount of registration fee

Common stock, $0.0001 per share	3,000,000	(3)	$2.46	(2)	$7,380,000	(2)	$857.56

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes an indeterminate number of additional shares that may be offered and sold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) In accordance with Rule 457(c) under the Securities Act, the aggregate offering price of the common stock is estimated solely for the calculation of the registration fee due for this filing. This estimate was based on the average of the high and low sales price of our stock reported by The Nasdaq Capital Market on August 25, 2015.

(3) Represents shares of common stock that may be sold by the selling stockholders named in this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated August 27, 2015

PROSPECTUS

3,000,000 Shares of Common Stock

This prospectus relates to the resale of up to 3,000,000 shares (the “Shares”) of our common stock by the selling stockholders named herein under the section titled “Selling Stockholders”. On August 13, 2015, we entered into a securities purchase agreement with the Selling Stockholders, pursuant to which we sold the Shares to the Selling Stockholders for an aggregate purchase price of $6,285,700. This prospectus may be used by the Selling Stockholders to resell their Shares. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of Shares by any Selling Stockholder.

The Selling Stockholders may sell their Shares in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may resell their Shares in the section titled “Plan of Distribution” beginning on page 8.  Although we will pay the expenses incurred in registering the Shares, we will not be paying any underwriting discounts or commissions in connection with the resale of the Shares.

Our common stock is listed on The NASDAQ Capital Market under the symbol “VBIV.” On August 26, 2015, the closing price of our common stock as reported by The NASDAQ Capital Market was $2.51 per share.

An investment in our common stock involves a high degree of risk. See “Risk Factors” on page 5 of this prospectus for more information on these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2015.

TABLE OF CONTENTS

Item	Page Number

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS	1

PROSPECTUS SUMMARY	2

RISK FACTORS	5

USE OF PROCEEDS	5

SELLING STOCKHOLDERS	5

PLAN OF DISTRIBUTION	8

LEGAL MATTERS	9

EXPERTS	9

WHERE YOU CAN FIND MORE INFORMATION	10

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	10

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	11

Unless the context otherwise requires, in this prospectus, the words “VBI”, “the Company” and “we”, “us” or “our” refer to VBI Vaccines Inc. and its wholly-owned subsidiary, Variation Biotechnologies (US), Inc., a Delaware corporation (“VBI US”), and Variation Biotechnologies, Inc., a Canadian corporation and the wholly-owned subsidiary of VBI US (“VBI Cda”).

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, including the documents that we incorporate by reference, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Forward-looking statements in this prospectus and any accompanying prospectus supplement include, without limitation, statements related to our plans, strategies, objectives, expectations, intentions and adequacy of resources. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) our plans, strategies, objectives, expectations and intentions are subject to change at any time at our discretion; (ii) our plans and results of operations will be affected by our ability to manage growth and competition; and (iii) other risks and uncertainties indicated from time to time in our filings with the SEC. Important factors that could cause actual results to differ materially from those indicated in the forward-looking statements include, but are not limited to, the rate and degree of market acceptance of our products, our ability to develop and market new and enhanced products, our ability to obtain financing as and when we need it, competition from existing and new products and our ability to effectively react to other risks and uncertainties described from time to time in our SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation or other proceedings, government regulation and stock price volatility.

In some cases, you can identify forward-looking statements by terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘could,’’ ‘‘expects,’’ ‘‘plans,’’ ‘‘intends,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘predicts,’’ ‘‘potential,’’ or ‘‘continue’’ or the negative of such terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to publicly update or review any forward-looking statement.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all the information that may be important to you in deciding whether to invest in our securities. After you read this summary, you should read and consider carefully the more detailed information and financial statements and related notes that we include in and/or incorporate by reference into this prospectus, especially the section entitled ‘‘Risk Factors’’ before making an investment decision. If you invest in our securities, you are assuming a high degree of risk.

Our Company

VBI is dedicated to the innovative formulation, development and delivery of safe and effective vaccines that expand and enhance vaccine protection in both established and emerging markets. During the past year, VBI has focused on the development of its cytomegalovirus (“CMV”) vaccine candidate which targets pre-pregnant women. VBI has defined its clinical candidate and made significant progress on its planned manufacturing, analytical characterization and purification processes. During 2015, VBI started to implement these manufacturing techniques with a manufacturer qualified as meeting the Good Manufacturing Practices (“GMP”) enforced by the US Food and Drug Administration (“FDA”) and is expecting to complete a toxicology trial in preparation for a planned clinical Phase I trial. VBI does not expect to advance its first product candidate into a Phase I clinical trial prior to the fourth quarter of 2015.

Our Principal Products

CMV Vaccine Candidate:

VBI is currently developing an experimental CMV vaccine using its eVLP vaccine platform. The vaccine is based on the CMV glycoprotein B antigen and is adjuvanted with aluminum phosphate.

The CMV vaccine has shown promise in early preclinical animal models, including rabbits and mice, with the ability to generate anti-CMV antibodies and CMV neutralizing responses in both fibroblasts and epithelial cells.

During 2015, the Company completed the vaccine technology transfer for GMP manufacturing to Paragon Bioservices Inc. (“Paragon”), a third party GMP subcontract manufacturer.

eVLP Vaccine Platform:

On August 11, 2011, VBI Cda acquired the eVLP vaccine technology through the acquisition of ePixis SA, a French company. The eVLP vaccine technology allows for the expression of envelope glyco-proteins within a lipid-bilayer membrane of a virus like particle (“VLP”). The technology enables the synthetic manufacture of an “enveloped” virus like particle, or “eVLP”. Many viruses are “enveloped” in that they are surrounded by a lipid bilayer membrane. Such viruses display antigenic proteins in the surface of their “envelope” which can be targets for vaccine development. The ability to synthetically manufacture an ‘enveloped’ virus like particle is different from previously developed VLP technologies, which did not include the lipid bilayer membrane, and thus these technologies were unable to express antigenic proteins within an “envelope” as they occur in nature.

VBI expects it will develop additional vaccine targets based on this platform, either through a partnership or internally.

LPV Vaccine Platform:

Vaccines are typically sensitive to fluctuations in temperature that can degrade, destroy or inactivate the potency of a vaccine and introduce safety risks. As a consequence, 90% of vaccines are transported through a “cold-chain” of temperature controlled environments, transportation and storage. VBI’s Lipid Particle Vaccine technology, or “LPV”, is a vaccine formulation technology that enables the thermostabilization of vaccines through a proprietary formulation and freeze-drying process. The technology is constituted by three lipids, monopalmitoylglycerol, dihexadecyl phosphate and cholesterol mixed in a proprietary ratio with vaccine antigen using a patented method. The resulting mixture is then lyophilized (freeze dried) and can be stored for extended periods of time outside of the cold-chain.

On April 2, 2015, VBI Cda, entered into a Collaboration and Option License Agreement (the “Agreement”) with Sanofi Vaccines Technologies S.A.S., a company organized under the laws of France (“Sanofi”). The purpose of the Agreement is to allow Sanofi to evaluate the feasibility of using VBI Cda’s LPV technology and expertise to reformulate a Sanofi vaccine candidate to provide improved stability. The term of the Project (as defined in the Agreement), commenced on the date of receipt by VBI Cda of Sanofi materials which was during the second quarter of 2015 and continue for 9 months unless otherwise agreed in writing by the parties. The term of the Agreement begins on the Effective Date, which is defined as April 15, 2015, and unless earlier terminated or mutually extended in writing, the Agreement will expire upon the expiration or termination of an option included in the Agreement to negotiate and enter into a royalty bearing license for the commercial use of VBI’s LPV technology. Certain terms of the Agreement are subject to confidential treatment through April 15, 2025 pursuant to an Order Granting Confidential Treatment issued by the SEC on June 23, 2015.

VBI is currently exploring this technology through partnerships with other third-party collaborators.

In the normal course of our business, VBI assesses and considers potential acquisitions or collaboration opportunities to gain access to technologies or assets that are compatible with our core competencies of immunology and formulation development.

Our Research and Development Efforts

VBI heavily invests in research and development (“R&D”). R&D expenses during the six months ended June 30, 2015 totaled approximately $2.6 million, for the year ended December 31, 2014 R&D expenses totaled approximately $3.2 million and for the year ended December 31, 2013 R&D expenses totaled approximately $1.4 million. All R&D was funded by equity, term loan or convertible note financings or government grants and refundable R&D tax credits. VBI’s most significant R&D expense has been, and is expected to continue to be related to our development of a CMV vaccine candidate and the related eVLP platform. Such R&D expenses are expected to increase significantly as the vaccine moves into the clinical development stage.

In 2014, VBI’s top R&D priority was the advancement of its CMV vaccine candidate into formal preclinical development and GMP manufacturing. VBI’s CMV vaccine candidate was designed internally, and its manufacturing and purification processes were designed by the National Research Council Canada in collaboration with VBI staff. Such processes and internal knowledge were transferred to VBI’s selected GMP manufacturer, Paragon, and required significant project management expertise and confirmatory R&D studies throughout 2014. During the first half of 2015, VBI initiated good laboratory practices (“GLP”) toxicology trials to confirm the safety of the CMV vaccine candidate in animals.

Following the completion of GLP toxicology trials, VBI will submit its Investigational New Drug Application to the FDA for review and consent to begin Phase I clinical trials. Phase I clinical trials are expected to include between 100 and 125 healthy adult volunteers and are expected to be completed during 2017. VBI expects the trial to be completed as a multi-center trial at locations in North America. Volunteers are expected to be healthy CMV-negative female and male adults who will be randomized across the experimental and control groups.

The clinical trial is expected to be approximately 20 months in duration.

The primary objectives or “endpoints” of the trial are safety and tolerability of the CMV vaccine candidate and secondary endpoints will include anti-CMV antibody binding titers and neutralizing antibody responses.

VBI expects to make additional R&D investments in its LPV platform.

Our Recent Private Placement Offering

On August 13, 2015, the Company entered into a securities purchase agreement with the Selling Stockholders (the “Securities Purchase Agreement”), pursuant to which the Company agreed to issue and sell the Shares to the Selling Stockholders at a purchase price per share equal to 85% of the average of the volume weighted average prices of its common stock reported by Bloomberg LP for the 10 trading days immediately prior to each closing. On August 13, 2015, the Company completed the first closing under the Securities Purchase Agreement, whereby the Company sold 2,285,000 of the Shares to the applicable Selling Stockholders at a per share price of $2.10 for gross proceeds equal to $4,798,500. On August 14, 2015, the Company completed the final closing under the Securities Purchase Agreement, whereby the Company sold 715,000 of the Shares at a per share price of $2.08 for gross proceeds equal to $1,487,200. The Company raised gross proceeds of $6,285,700 pursuant to the Securities Purchase Agreement and was not obligated to pay any commissions in connection with the sale of the Shares.

Pursuant to the Securities Purchase Agreement, the Company has filed a registration statement on Form S-3, of which this prospectus is a part, to register the resale of the Shares.

Corporate Information

VBI’s headquarters are located at 222 Third Street, Suite 2241, Cambridge, MA, 02142. VBI Cda is the primary research facility of VBI, located in Ottawa, Ontario, Canada. Our telephone number at our headquarters is (617) 830-3031. Additional information about us is available on our website at www.vbivaccines.com. The information contained on or that may be obtained from our website is not, and shall not be deemed to be, a part of this prospectus. Our common stock, par value $0.0001 per share, is currently traded on The NASDAQ Capital Market under the ticker symbol “VBIV.”

For a description of our business, financial condition, results of operations and other important information regarding us, we refer you to our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

RISK FACTORS

Investing in our securities involves a high degree of risk. Please see the risk factors set forth in Part I, Item 1A of our Annual Report on Form 10-K and other filings we make with the SEC, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

 SELLING STOCKHOLDERS

This prospectus relates to the possible resale of the Shares by the Selling Stockholders. We are filing the registration statement, of which this prospectus forms a part, and are registering the Shares pursuant to the provisions of the Securities Purchase Agreement. Each Selling Stockholder may from time to time offer and sell pursuant to this prospectus any or all of such Selling Stockholder’s Shares.

The following table presents information regarding the Selling Stockholders, and the Shares that they may offer and sell from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholders. As used in this prospectus, the term “Selling Stockholder” includes any donees, pledges, transferees or other successors in interest selling Shares received after the date of this prospectus from a Selling Stockholder as a gift, pledge, or other non-sale related transfer. The number of Shares in the column “Number of Shares Being Offered” represents all of the Shares that the Selling Stockholders may offer under this prospectus. The Selling Stockholders may sell some, all or none of their Shares. We do not know how long any Selling Stockholder will hold its or his Shares before selling them, and we currently have no agreements, arrangements or understandings with any Selling Stockholder regarding the sale of any of the Shares.

Unless otherwise set forth below or in the section titled, “Relationships with Selling Stockholders,” based upon the information supplied to us, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the Selling Stockholder’s name, subject to community property laws, where applicable, (b) no Selling Stockholder had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates, and (c) no Selling Stockholder is a broker-dealer or an affiliate of a broker-dealer. Selling Stockholders who are broker-dealers or affiliates of broker-dealers are indicated by footnote. We have been advised that these broker-dealers and/or affiliates of broker-dealers purchased the Shares in the ordinary course of business, not for resale, and, at the time of purchase, did not have any agreements or understandings, directly or indirectly, with any person to distribute the Shares.

Beneficial ownership of our common stock is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of shares of common stock beneficially owned after the offering shown in the table below is based on an aggregate of 23,030,260 shares of our common stock outstanding on August 19, 2015, which includes the Shares.

Selling Stockholder	Shares Owned Prior to the Offering(1)	Number of Shares Being Offered(1)	Shares Owned After the Offering		Percentage of Ownership After the Offering

Jeffrey Wilfong	100,000	40,000	60,000		*

Robert B. Prag	268,000(2)	68,000	200,000		*

The Del Mar Consulting Group, Inc. Retirement Plan Trust(3)	35,000	25,000	10,000		*

Titan Perc, Ltd(4)	440,350	95,875	344,475		1.5%

Perceptive Life Sciences Master Fund Ltd.(5)	2,820,006	554,125	2,265,881		9.8%

Christopher D. and Karen W. Jennings(6)	23,000	23,000	0		-

Matt Campbell	23,000	23,000	0		-

Andrew McDonald	100,000	100,000	0		-

Peter Backus	284,700	130,000	154,700		*

Jeff Mash	122,000	122,000	0		-

Sandor Capital Master Fund(7)	152,758	45,000	107,758		*

ARCH Venture Fund VI, L.P.(8)	4,047,830	650,000	3,397,830		14.8%

RTW Master Fund, Ltd(9)	640,458	640,458	0		-

RTW Innovation Master Fund, Ltd(10)	9,542	9,542	0		-

Barry Fatemie	45,000	45,000	0		-

Brett Nesland	49,000	34,000	15,000		*

Ernest Kuehne	145,000	45,000	100,000		*

Scott Wilfong	240,000(11)	150,000	90,000	(11)	*

Spike Anderson	500,000	200,000	300,000		1.3%

*Less than 1%

(1)	Amounts include the Shares purchased.
(2)

Amount includes (i) 78,000 shares held of record by Mr. Robert B. Prag, (ii) 180,000 shares held of record by The Del Mar Consulting Group, Inc., which is wholly owned by Mr. Prag, and (iii) 10,000 shares held of record by The Del Mar Consulting Group, Inc. Retirement Plan Trust (the “Trust”).

(3)	Voting and investment power over these shares is held by Mr. Prag as Trustee for the Trust.
(4)	Voting and investment power over these shares is shared by Messrs. Darren Ross and Doug Harma, directors of Titan Perc, Ltd. (“Titan Perc”).
(5)

Perceptive Advisors LLC (the “Advisor”) serves as the investment manager of Perceptive Life Science Master Fund Ltd. (“Perceptive Master Fund” and together with Titan-Perc, the “Perceptive Entities”) and to a managed account for Titan Perc. Mr. Joseph Edelman is the managing member of the Advisor. Voting and investment power over these shares is held by the Advisor and Mr. Edelman.

(6)	Christopher D. Jennings is a Managing Director of Roth Capital Partners, LLC, a FINRA registered broker-dealer.
(7)

Voting and investment power over these shares is held by John S. Lemak, Manager of Sandor Capital Master Fund. Mr. Lemak is currently employed by Axiom Capital Management, Inc., a FINRA registered broker-dealer.

(8)

The sole general partner of ARCH Fund VI, L.P. (“ARCH”) is ARCH Venture Partners VI, L.P. ("ARCH Partners VI"). The sole general partner of ARCH Partners VI is ARCH Venture Partners VI, LLC ("ARCH VI LLC"). The Managing Directors of ARCH VI LLC, Robert T. Nelsen, Keith Crandell and Clinton Bybee, share voting and investment power over these shares.

(9)	Voting and investment power over these Shares is held by Mr. Roderick Wang, director of RTW Master Fund, Ltd.
(10)	Voting and investment power over these Shares is held by Mr. Roderick Wang, director of RTW Innovation Master Fund, Ltd.
(11)	Amount includes 90,000 shares held of record by Alex Partners LLC. Mr. Scott Wilfong is the President of Alex Partners LLC and has voting and investment power over these shares.

Relationships with Selling Stockholders

On July 25, 2014, VBI US completed its merger (the “Merger”) with VBI Acquisition Corp. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of the Company, whereby Merger Sub merged with and into VBI US, with VBI US continuing as the surviving corporation. As a result of the Merger, VBI US was acquired by, and became a wholly owned subsidiary of the Company and the Company changed its name from Paulson Capital (Delaware) Corp. to VBI Vaccines Inc. Effective upon the closing of the Merger (the “Effective Time”), the Company issued 8,554,535 shares of common stock to 27 former stockholders of VBI US (the “Former VBI US Stockholders”) in exchange for all of the outstanding shares of VBI US’ capital stock. The Former VBI US Stockholders included, among others, ARCH, which received 2,202,296 shares of common at the Effective Time.

Concurrently, with the consummation of the Merger, the Company completed a separate private placement of 5,128,061 shares of common stock for a purchase price per share of $2.145 equal to gross proceeds of $11,000,000 (the “2014 Private Placement”). The purchasers in the 2014 Private Placement included, among others, the Perceptive Entities and ARCH, which purchased 2,330,937 shares of common stock and 1,118,850 shares of common stock, respectively.

Immediately prior to the sale and issuance of the Shares, ARCH and the Perceptive Entities owned approximately 17.0% and 13.0%, respectively, of the Company’s outstanding common stock. Following the sale and issuance of the Shares, ARCH and the Perceptive Entities own approximately 17.6% and 14.2%, respectively, of the Company’s outstanding common stock.

Dr. Steven Gillis, a Managing Director of ARCH Venture Partners, an entity related to ARCH, has served as Chairman of the Company’s board of directors (the “Board”) since the Effective Time. Mr. Sam Chawla, the Portfolio Manager of the Advisor, an entity related to Perceptive Master Fund and Titan Perc, has served as a member of the Board since the Effective Time. Dr. Gillis and Mr. Chawla were re-elected to such positions at the Company’s annual meeting of stockholders held on May 12, 2015 to hold such positions until the next annual meeting of stockholders or until the election and qualification of their successors.

Mr. Andrew McDonald is an owner of LifeSci Advisors, LLC, an investor relations consultancy, which provides services to the Company.

Mr. Scott Wilfong and Mr. Robert Prag are affiliates of Alex Partners, LLC and The Del Mar Consulting Group, Inc., respectively. Alex Partners, LLC and The Del Mar Consulting Group, Inc. provide investor relations and public relations consultancy services to the Company.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the Shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling the Shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell the Shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of Shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with the Financial Industry Regulatory Authority (“FINRA”) Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the Shares or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver the Shares to close out their short positions, or loan or pledge their Shares to broker-dealers that in turn may sell such Shares. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery of the Shares to such broker-dealer or other financial institution, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the Shares.

Because the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any Shares which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the Shares by the Selling Stockholders.

The Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Company’s common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Company’s common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the issuance of the Shares will be passed upon for us by Mitchell, Silberberg & Knupp LLP of Los Angeles, California.

EXPERTS

Peterson Sullivan LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, as set forth in their report, which is incorporated by reference in the prospectus and elsewhere in this registration statement. Our consolidated financial statements are incorporated by reference in reliance on Peterson Sullivan LLP’s report, given on its authority as experts in accounting and auditing. The adjustments to the 2013 financial statements that give effect to the Merger have been audited by Peterson Sullivan LLP.

The 2013 financial statements of VBI (US) and subsidiaries (before the effects of the Merger (not separately presented herein)) have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in its report which is incorporated by reference in this registration statement (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph  referring to the ability of VBI (US) and subsidiaries to continue as a going concern). The 2013 financial statements of VBI (US) and subsidiaries have been incorporated in this registration statement in reliance upon the report of Deloitte LLP, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the securities covered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. A copy of the registration statement and the exhibits filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We maintain a website at http://www.vbivaccines.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC and applicable law permits us to “incorporate by reference” into this prospectus information that we have filed with or may in the future file with the SEC. This means that we can disclose important information by referring you to those documents. You should read carefully the information incorporated herein by reference because it is an important part of this prospectus. We hereby incorporate by reference the following documents into this prospectus:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC on March 20, 2015;

●	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015 and June 30, 2015, as filed with the SEC on May 13, 2015 and July 31, 2015;

●	our Current Reports on Form 8-K filed with the SEC on April 6, 2015, as amended on April 29, 2015, April 17, 2015, May 15, 2015, and August 18, 2015, to the extent that each such current report was filed and not furnished; and

●	the description of our common stock included in our current report on Form 8-K, as filed with the SEC on April 17, 2015, and the exhibits thereto.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K), after the date of this prospectus and before the termination or completion of this offering (including all such documents filed with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents. Any information that we subsequently file with the SEC that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this prospectus.

Upon written or oral request, we will provide you without charge, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents. Please send requests to VBI Vaccines Inc., 222 Third Street, Suite 2241, Cambridge, MA 02142, Attn: Chief Financial Officer, (617) 830-3031 x123.

Disclosure of Commission Position on Indemnification

for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the company, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution.

The following statement sets forth the expenses and costs expected to be incurred by VBI Vaccines Inc. in connection with the distribution of its securities being registered in this registration statement. All amounts other than the SEC registration fee are estimates.

SEC registration fee	$857.56
Transfer agent’s fees and expenses	$4,000*
Legal fees and expenses	$55,000*
Accounting fees and expenses	$15,000*
Miscellaneous fees and expenses	$5,000*

Total	$79,857.56*

* Estimated.

Item 15.          Indemnification of Officers and Directors.

Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the General Corporation Law of the State of Delaware, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the General Corporation Law of the State of Delaware would permit indemnification.

Item 16.          Exhibits.

a) Exhibits.

Exhibit No.	Description of Document
2.1	Agreement and Plan of Merger (1)
3.1	Amended and Restated Certificate of Incorporation of VBI Vaccines Inc. (2)
3.2	Certificate of Designation of Rights and Limitations of Series 1 Convertible Preferred Stock. (2)
3.3	Amended and Restated Bylaws of VBI Vaccines Inc. (3)
4.1	Form of common stock certificate. (4)
5.1	Opinion of Mitchell, Silberberg & Knupp LLP.*
10.1	Securities Purchase Agreement dated August 13, 2015 (5)
23.1	Consent of Peterson Sullivan LLP.*
23.2	Consent of Deloitte LLP.*
23.3	Consent of Mitchell, Silberberg & Knupp LLP. (included in Exhibit 5.1).
24.1	Power of Attorney (included in signature pages)

*	Filed herewith.
(1)	Incorporated by reference to Annex A to the registrant’s definitive proxy statement on Schedule 14A filed with the SEC on June 30, 2014.
(2)	Incorporated by reference to the Current Report on Form 8-K filed by the registrant with the SEC on July 28, 2014.
(3)	Incorporated by reference to the Annual Report on Form 10-K filed by the registrant with the SEC on March 20, 2015.
(4)	Incorporated by reference to the registration statement on Form S-3 filed by the registrant with the SEC on April 17, 2015.
(5)	Incorporated by reference to the Current Report on Form 8-K filed by the registrant with the SEC on August 18, 2015.

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)      Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)         That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on August 27, 2015.

VBI VACCINES INC.

By:	/s/ Jeff Baxter
Jeff R. Baxter, Chief Executive Officer
Principal Executive Officer

By:	/s/ Egidio Nascimento
Egidio Nascimento, Chief Financial Officer
Principal Financial Officer

Know all men by these present, that each person whose signature appears below constitutes and appoints Jeff Baxter and Egidio Nascimento, and each or either of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution, for such person, and in such person’s name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: August 27, 2015	/s/ Jeff R. Baxter
Jeff Baxter Chief Executive Officer and
Director

Date: August 27, 2015	/s/ Egidio Nascimento
Egidio Nascimento Chief Financial Officer

Date: August 27, 2015	/s/ Steven Gillis
Steven Gillis
Director

Date: August 27, 2015	/s/ Sam Chawla
Sam Chawla Director

Date: August 27, 2015	/s/ Trent D. Davis
Trent D. Davis
Director

Date: August 27, 2015	/s/ Michel De Wilde
Michel De Wilde
Director

Date: August 27, 2015	/s/ Michael Steinmetz
Michael Steinmetz
Director

Date: August 27, 2015	/s/ Alan P. Timmins
Alan P. Timmins
Director